Exhibit 10.3

NONCOMPETITION AGREEMENT

This NONCOMPETITION AGREEMENT (“Agreement”) is made as of August 1, 2017, by and between West Corporation, a Delaware corporation (the “Company”), and Jan Madsen ("Executive") (collectively hereinafter, the “parties”).

WHEREAS, the Company and Executive previously have entered into Performance-Based Restricted Stock Unit Award Agreements dated September 14, 2015, March 21, 2016 and March 24, 2017 (each, a “PBRSU Agreement”);

WHEREAS, on May 9, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Mount Olympus Holdings, Inc., a Delaware corporation (“Parent”), Olympus Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub will be merged with and into the Company, causing the Company to become a wholly owned subsidiary of Parent (the “Merger”), subject to the terms and conditions set forth in the Merger Agreement;

WHEREAS, the Merger Agreement permits the Company and Executive to amend the PBRSU Agreements to modify the manner in which the applicable performance measures are deemed to have been satisfied upon the consummation of the Merger;

WHEREAS, effective as of the date hereof, the Company and Executive have amended the PBRSU Agreements (the “PBRSU Amendment”), contingent upon consummation of the Merger, to provide that, for the pre-closing period, the performance goals will be deemed to have been satisfied at 100% of the target level; and

WHEREAS, as a condition to entering into the PBRSU Amendment, the Company has required that Executive enter into this Agreement.

NOW THEREFORE, the parties agree as follows:

I.	Covenant Not to Compete.

In order to better protect the goodwill of the Company and to prevent the disclosure of the Company's trade secrets and confidential information and thereby help ensure the long-term success of the business, Executive will not engage in any activity or provide any services, whether as a director, manager, supervisor, employee, adviser, consultant or otherwise, for a period of eighteen (18) months following the date of Executive’s termination of employment with the Company, in connection with the development, advertising, promotion, or sale of any service which is the same as or similar to or competitive with any services of the Company (including both existing services as well as services known to Executive, as a consequence of Executive’s employment with the Company, to be in development):

1.with respect to which Executive’s work has been directly concerned at any time during the one (1) year preceding termination of employment with the Company; or

2.with respect to which during the one (1) year preceding termination of employment with the Company, Executive, as a consequence of Executive’s job performance and duties, acquired knowledge of trade secrets or other confidential information of the Company.

Executive further acknowledges that in view of the nature of the business in which the Company is engaged, the restrictions contained in this section are reasonable and necessary in order to protect the legitimate interests of the Company. Executive further acknowledges and agrees that any violation of this section will result in irreparable injuries to the Company. Executive, therefore, acknowledges that in the event of her violation of the provisions of this section, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief. In addition to other available remedies, Executive’s breach of this section shall entitle the Company to the return of any amounts paid solely as a result of the PBRSU Amendment.

II.	General Provisions.

A.Non-Waiver.  The failure of either party to insist in any one or more instances upon performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder, or of the future performance of any such term, covenant or condition, but the obligations of either party with respect thereto shall continue in full force and effect.

B.Successors. This Agreement shall inure to the benefit of and be binding upon the Company, its successors, and assigns, including without limitation, any person, partnership, or corporation that may acquire voting control of the Company or all or substantially all of its assets and business, or that may be a party to any consolidation, merger, or other transaction.

C.Applicable Law. This Agreement shall be governed by the laws of the State of Nebraska.

D.Construction. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, strictly neither for nor against either party hereto, and without implying a presumption that the terms thereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the person who or through an agent prepared the same.

E.Severability. If any portion of this Agreement shall be invalid or unenforceable, the parties agree that such invalidity or unenforceability shall in no way affect the validity or enforceability of any other portion of this Agreement.

F.Notice. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or 5 days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Jan Madsen, at her address on file with the Company

If to the Company:	Chief Executive Officer
West Corporation
11808 Miracle Hills Drive
Omaha, Nebraska 68154

With a copy to:
General Counsel
West Corporation
11808 Miracle Hills Drive
Omaha, Nebraska 68154

Either party may change its address for notice by giving notice in accordance with the terms of this section.

G.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

H.Miscellaneous. Executive acknowledges that:

A.She has consulted with or had an opportunity to consult with an attorney of Executive’s choosing regarding this Agreement.

B.She will receive substantial and adequate consideration for her obligations under this Agreement.

C.She believes the obligations, terms and conditions hereof are reasonable and necessary for the protectable interests of the Company and are enforceable.

D.This Agreement contains restrictions on her post-employment activities.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first set forth above.

/s/ Jan Madsen
Jan Madsen, Executive

/s/ Tom Barker
West Corporation, Company

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